Exhibit 99.1

AIRSPAN SHARPENS FOCUS ON 4G/5G OPEN RAN AND PRIVATE NETWORKS; REPORTS PRELIMINARY 2022 RESULTS

BOCA RATON, FL.--(BUSINESS WIRE)-- March 9, 2023. In conjunction with the announced signing of an agreement to divest its subsidiary Mimosa Networks, Inc. (“Mimosa”), Airspan Networks Holdings Inc. (NYSE: MIMO) (“Airspan” or the “Company”) is announcing unaudited revenue for FY22 and 4Q22 of $167.3 million and $41.7 million as well as FY22 Gross Profit of $66.4 million (39.7% gross margin) and 4Q22 Gross Profit of $19.2 million (46.1% gross margin). Mimosa revenues for 2022 were approximately $25 million.

With the pending divestment of the company’s Mimosa subsidiary, Airspan has sharpened its focus as a pure-play in 4G/5G Open RAN and private networks. As such, the Company’s Board of Directors is exploring several strategic directions and has approved the appointment of PJT Partners to pursue various options to optimize shareholder value.

Cautionary Statement Regarding Unaudited Results And Forward-Looking Statements

The unaudited results contained within this release are preliminary and represent the most current information available to the Company’s management, as financial closing procedures are not yet complete. Actual results may differ from these estimates as a result of the completion of normal year-end accounting procedures and adjustments, including the execution of the Company’s internal control over financial reporting, the completion of the preparation and review of the Company’s financial statements for the year ended December 31, 2022 and the subsequent occurrence or identification of events prior to the formal issuance of financial results. Airspan intends to file the Annual 2022 10-K in a timely fashion, which will contain audited financials and management discussion for the year.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, Airspan’s plans, objectives, expectations and intentions with respect to future operations, products and services. Any such forward-looking statements are based upon the current beliefs and expectations of Airspan’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond Airspan’s control.

Actual results, performance or achievements may differ materially, and potentially adversely, from any forward-looking statements and the assumptions on which those forward-looking statements are based. All information set forth herein speaks only as of the date hereof in the case of information about Airspan or the date of such information in the case of information from persons other than Airspan, and Airspan disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

About Airspan

Airspan Networks Holdings Inc. (NYSE American: MIMO) is a U.S.-based provider of groundbreaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions that provide interoperability with other vendors. As a result of innovative technology and significant R&D investments to build and expand 5G solutions, Airspan believes it is well-positioned with 5G indoor and outdoor, Open RAN, private networks for enterprise customers and industrial use applications, fixed wireless access (FWA), and CBRS solutions to help mobile network operators of all sizes deploy their networks of the future, today. With over one million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

Airspan Press Contact:

Media Contact:
mediarelations@airspan.com

Investor Relations Contact:
Brett Scheiner
+1 561-893-8660
IR@airspan.com